RCI Reports 3Q23 Club & Restaurant Sales
HOUSTON—July 11, 2023—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported sales for its Nightclubs and Bombshells restaurants of $76.4 million for the fiscal third quarter ended June 30, 2023, an 8.9% year-over-year increase. Sales do not include non-core operations and are preliminary and subject to final closing. Full 3Q23 financial results are expected on or around August 9.
Eric Langan, President & CEO of RCI, said: “Third quarter sales reflected the benefit of acquisitions, partially offset by macroeconomic uncertainty, which negatively affected same-store sales. Projects coming online should contribute new sales in 4Q23 and FY24.”
Nightclubs
•Sales totaled $62.0 million, an increase of $7.7 million or 14.1% year over year. Key factors contributing to the increase were $12.2 million from FY22-FY23 acquisitions not in SSS and $1.1 million from two reopened/reformatted clubs not in SSS. This was partially offset by a 7.3% SSS decline and a $0.5 million decrease from three small Texas clubs that were closed prior to or during the quarter. 3Q23 was the first SSS decline after nine consecutive quarters in a row of increases once Nightclubs began to recover from COVID.
•Looking ahead, sales should benefit from the late June completion of the newly remodeled/expanded Baby Dolls Fort Worth, the July reopening of one of the Texas clubs that had been closed, and two new clubs under construction in Fort Worth and Lubbock that should open in FY24.
Bombshells
•Sales totaled $14.4 million, a decline of $1.4 million or 9.0% year over year. Key factors were $1.8 million from the FY23 acquisitions of Bombshells San Antonio and Grange Food Hall which partially offset an 18.2% SSS decline.
•Looking ahead, sales should benefit from the opening of a new location in the Houston suburb of Stafford in 4Q23. In addition, construction has started on the Rowlett, TX location and should start this month on the Lubbock, TX location. Property for a previous restaurant space was acquired in Downtown Denver and remodeling should begin soon. All three of these locations are expected to open in FY24.
Casinos
•The liquor license process has begun and gaming licenses are continuing through the review process for two casino locations in Central City, CO. Both are planned to open in FY24.
•Building permits have been submitted to the city for the Rick’s Cabaret Steakhouse & Casino location with remodeling expected to begin soon.
Club & Restaurant Sales ($ in Millions)

	3Q23 Total Sales	Total Sales vs. 3Q22	Same-Store Sales vs. 3Q22
Combined	$76.4	+8.9%	-9.6%
Nightclubs	$62.0	+14.1%	-7.3%
Bombshells	$14.4	-9.0%	-18.2%

	9M23 Total Sales	Total Sales vs. 9M22	Same-Store Sales vs. 9M22
Combined	$216.4	+11.4%	-4.3%
Nightclubs	$174.4	+17.6%	-1.1%
Bombshells	$42.0	-8.6%	-14.8%

Notes
•Revenues from non-core operations, such as third-party rents, and Other segment revenues, are not included in Nightclubs and Bombshells sales above.
•All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (Twitter: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars/restaurants. See all our brands at www.rcihospitality.com.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2022, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com
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